Exhibit 99.1

Quest Diagnostics Incorporated
3 Giralda Farms
Madison, NJ 07940

News From Quest Diagnostics
Quest Diagnostics Contacts:
Dan Haemmerle (Investors): 973-520-2900
Wendy Bost (Media): 973-520-2800

Quest Diagnostics Completes Sale of Enterix Business to Clinical Genomics of Australia

MADISON, N.J. and SYDNEY, Oct. 1, 2013 /PRNewswire/ -- Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that on September 30, 2013 it completed the sale of its Enterix colorectal cancer screening test business to Clinical Genomics Technologies Pty Ltd., an Australian life sciences company. Terms of the transaction were not disclosed.

At its Investor Day presentation in November, 2012, Quest Diagnostics announced its five point strategy to refocus on its core diagnostic information services business, drive operational excellence, restore growth, simplify the organization and deliver disciplined capital deployment. Since that time, Quest's portfolio review has enabled the company to sell non-core assets and deliver disciplined capital deployment. Since late last year, Quest has sold its OralDNA dental diagnostics business, HemoCue diagnostic products business, Ibrutinib royalty rights and now Enterix, generating gross proceeds of approximately $800 million providing flexibility to drive shareholder value.

Through the first half of 2013, the company repurchased $467 million of its shares, and, in September entered into an accelerated share repurchase agreement to repurchase approximately $350 million of its shares. In addition, the company invested in three acquisitions, including the lab outreach businesses of UMass and Dignity Health as well as Concentra's toxicology business.

Based on a preliminary analysis, for the third quarter of 2013, the company expects to record a loss on sale of the Enterix business of approximately $25 million after tax, or $0.17 per share. Additionally, during the third quarter of 2013, the Company expects to record a gain on sale of the Ibrutinib royalty rights of approximately $298 million after tax, or $1.96 per share. Both items will impact income from continuing operations but will be excluded from adjusted earnings.

The acquisition provides Clinical Genomics with a GMP-licensed facility in New Jersey as well as access to a NATA-approved laboratory in Australia that the company will use to launch its new blood test for colorectal cancer starting early next year in Australia. Along with the Australian lab, the deal includes the InSure FIT product line which will be combined with Clinical Genomics' blood test to deliver a portfolio of colorectal cancer screening products.

About Clinical Genomics
Clinical Genomics was formed in 2006 to discover and deliver improved healthcare products for the early detection and prevention of disease. The company's initial focus was to deliver a blood test for colorectal cancer based on gene-based biomarkers co-discovered by Clinical Genomics, CSIRO and Flinders University. The resulting new blood test is currently undergoing validation in independent clinical trials in Australia and Europe. The results are encouraging. Clinical Genomics will begin marketing and selling its ground breaking blood test by launching first in Australia in early 2014.

About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic information services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com. Follow us at Facebook.com/QuestDiagnostics and Twitter.com/QuestDX.

Contacts: Dan Haemmerle (investors), Quest Diagnostics, 973-520-2900
Wendy Bost (media), Quest Diagnostics, 973-520-2800
Richard Sands, Chief Financial Officer, Clinical Genomics, m. + 61 409 195 062, richard.sands@clinicalgenomics.com